                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement              [_]  Confidential, for Use of the
                                                  Commission Only (as permitted
[_] Definitive Proxy Statement                    by Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  ABC BANCORP
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                  ABC BANCORP
             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                   NOTICE OF

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                         ______________________________


                                  ABC BANCORP

                         ______________________________



                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 16, 1996

                                  ABC BANCORP
                             310 FIRST STREET, S.E.
                            MOULTRIE, GEORGIA  31768

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1996

To the Shareholders of ABC Bancorp:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of ABC Bancorp (the "Company") will be held at the American Banking Company, 225 South Main Street, Moultrie, Georgia 31768, on Tuesday, April 16, 1996, commencing at 4:15 p.m., local time, for the following purposes:

     (1)  to elect ten directors for a term of one year;

     (2) to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock;

     (3) to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The close of business on March 15, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

     Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered -- whether individually, as joint tenants, or in a representative capacity -- and sign the related proxy accordingly.

     A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company's corporate offices located at the address set forth above.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

                                           By Order of the Board of Directors


                                           /s/  Willard Lasseter
                                           ---------------------------------
                                           Willard Lasseter, Chairman
Moultrie, Georgia
March 25, 1996

                               PRELIMINARY PROXY

                                  ABC BANCORP
                             310 FIRST STREET, S.E.
                            MOULTRIE, GEORGIA  31768

                                PROXY STATEMENT

                              GENERAL INFORMATION


     This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about March 25, 1996) are furnished to shareholders of ABC Bancorp (the "Company") in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the American Banking Company, 225 South Main Street, Moultrie, Georgia 31768, on Tuesday, April 16, 1996, at 4:15 p.m., local time, and any adjournment or postponement thereof.

     A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A
                                                    ---
DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN.

     Only shareholders of record at the close of business on March 15, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting.
On the Record Date, the outstanding capital stock of the Company consisted of 3,379,192 shares of common stock, par value $1.00 per share (the "Common Stock"). All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

     The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone, telecopier or telegraph. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expenses of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 15, 1996, by each person who is known to the Board of Directors of the Company to own beneficially five percent (5%) or more of the outstanding Common Stock.

                                        Number of Shares of Common
Name and Address of Beneficial Owner     Stock Beneficially Owned    Percent of Class (1)
--------------------------------------  ---------------------------  --------------------
Eugene M. Vereen, Jr.                           397,967 (2)             11.8%
52 Cherokee Road
Moultrie, Georgia  31678

--------------------

(1) Based upon 3,379,192 shares of Common Stock outstanding, which does not include options for 6,667 shares of Common Stock granted to Mr. Hunnicutt.

(2) Includes 1,840 shares owned by M.I.A., Co., a corporation of which Mr. Vereen is President; 3,200 shares owned by his wife and 324,650 shares owned by his four children, with whom Mr. Vereen shares investment and voting power pursuant to an oral agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock, as of the Record Date, by the directors, nominees for election as directors, executive officers named in the Summary Compensation Table set forth below and by all directors and executive officers as a group.



                                                    Common Stock
                              Position with      Beneficially Owned as
 Name of Beneficial Owner      the Company       of March 31, 1995 (1)      Percent of Class
---------------------------   -------------      ---------------------      ----------------
J. Raymond Fulp                 Director               24,299                      *

Kenneth J. Hunnicutt (2)      Chief Executive          69,940                     2.1%
                              Officer, President
                              and Director

Bobby B. Lindsey (3)           Director                43,923                     1.3%

Willard Lasseter (4)           Director                71,999                     2.1%

Hal L. Lynch                   Director                 8,000                      *

Joseph C. Parker               Director                10,061                      *

Eugene M. Vereen, Jr. (5)      Director               397,967                    11.8%

Doyle Weltzbarker  (6)         Director                58,664                     1.7%

Henry C. Wortman (7)           Director                19,873                      *

All directors, nominees                               712,190                    21.1%
 for election as directors
 and executive officers as a
 group (15 persons including
 those listed above)

--------------
 *   Less than 1%.

(1) Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated.

(2) Includes options to acquire 6,667 shares (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION"), 1,973 shares owned by a partnership in which Mr. Hunnicutt is a partner and 1,300 shares owned by a partnership of which Mr. Hunnicutt's wife is a partner.

(3) Includes 6,966 shares owned by Mr. Lindsey's son, with whom he shares investment and voting power, 766 shares owned jointly by Mr. Lindsey and his son, 666 shares owned by Mr. Lindsey's wife, with whom he shares investment and voting powers, 6,033 shares owned by Dixie Oil Co., 6,033 shares owned by Dixie Gas & Oil Co., 6,033 shares owned by Dixie Petroleum Co., 6,033 shares owned by L & D Oil Co. and 6,033 shares owned by L.D. Advertising Co., all corporations of which Mr. Lindsey is the President.

(4) Includes 2,666 shares owned by Mr. Lasseter's wife, with whom Mr. Lasseter shares investment and voting power, and 29,333 shares owned by Lasseter Tractor Company, a corporation of which Mr. Lasseter is President.

(5) Includes 1,840 shares owned by M.I.A., Co., a corporation of which Mr. Vereen is President; 3,200 shares owned by his wife and 324,650 shares owned by his four children, with whom Mr. Vereen shares investment and voting power pursuant to an oral agreement.

(6) Includes 16,666 shares owned by the profit-sharing plan of West End Milling Company, a corporation of which Mr. Weltzbarker is President, and 16,284 shares held by the West-End Milling Company ESOP Trust of which Mr. Weltzbarker serves as Trustee and as to which Mr. Weltzbarker disclaims beneficial ownership.

(7) Includes 2,694 shares owned by Mr. Wortman's wife, with whom Mr. Wortman shares investment and voting power, and 6,357 shares held as co-trustee with Mr. Wortman's wife for the benefit of their children, Henry C. Wortman, Jr. and Debra Kay Wortman Ingram, and 1,000 shares owned jointly by Mr. Wortman and spouse.

                      PROPOSAL I:  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of no fewer than seven nor more than 15 directors. The Board of Directors currently consists of nine members.

     Management has nominated and the Board of Directors recommends the election of each of the nominees set forth in the following table as a director of the Company until the next annual meeting of shareholders or until his successor is duly elected and qualified. All of the nominees except Mr. Floyd are currently serving as directors of the Company. All nominees have consented to serve on the Board of Directors if elected by the shareholders. If a nominee is unable to serve as director, the proxy will be voted for a nominee named by the Board of Directors in his stead by those persons named to vote the proxies. The Board of Directors has no reason to believe that any nominee will be unable to serve.

                                       Principal Occupation for
                                      Last Five Years and Other
Name, Age and Term as Director             Directorships
------------------------------        -------------------------

Eugene M. Vereen, Jr., 75           Chairman of the Board of ABC Bancorp from
Director since 1981                 1983 to April 19, 1995 and Chief Executive
                                    Officer from 1981 to 1994. From 1981 to
                                    present Mr. Vereen also serves as a Director of American Banking Company ("American
                                    Bank"). From the time of their acquisition to 1995 Mr. Vereen also served as a director of The Bank of Quitman ("Quitman Bank"),
                                    Bank of Thomas County ("Thomas Bank"), The
                                    Citizens Bank of Tifton ("Tifton Bank") and
                                    Cairo Banking Company ("Cairo Bank"), each such bank being a wholly-owned subsidiary of the Company. Mr. Vereen is President of
                                    M.I.A., Co., a real estate holding and
                                    investment company, and has previously
                                    served as Senior President of American Bank.
                                    He now serves as Chairman of the Board
                                    Emeritus of the Company and President
                                    Emeritus of American Bank. From 1951 until its sale in 1983, Mr. Vereen served as Chairman of the Board of Moultrie Insurance
                                    Agency.

J. Raymond Fulp, 51                 Director of Tifton Bank since 1987. Mr. Fulp
Director since 1989                 has been a pharmacist since 1969. Since
                                    1974, he has been co-owner of Midtown
                                    Pharmacy in Tifton.

Kenneth J. Hunnicutt, 59            Chief Executive Officer of ABC Bancorp since
Director since 1981                 1994 and President since 1981. Mr. Hunnicutt
                                    served as Senior President of American Bank from 1989 to 1991 and as President of American Bank from 1975 to 1989 and currently serves as a Director of American
                                    Bank, Quitman Bank, Thomas Bank, Tifton Bank and Cairo Bank. Mr. Hunnicutt is the
                                    Chairman of the Board of Thomas Bank and Cairo Bank.

Bobby B. Lindsey, 66                Chairman of the Board and Chief Executive
Director since 1994                 Officer of Tifton Bank since 1986. Mr.
                                    Lindsey serves as President of Dixie Oil
                                    Company, Gasmarts, Inc., Dixie Gas & Oil
                                    Company, Dixie Petroleum Company, Dixie Oil
                                    Distributing Company, Dixie Oil, Florida, L
                                    & L Oil Company, Dixie Petroleum Company of
                                    Alabama, Red Diamond Oil Company, Best
                                    Petroleum Company, Dixie Refineries, Inc., each a petroleum company, Lenox Enterprises, Inc., an oil retail company and L.D.
                                    Advertising Company, an advertising agency, all since prior to 1978.

Willard Lasseter, 66                Chairman of the Board of ABC Bancorp since
Director since 1982                 April 19, 1995. Vice Chairman of the Board
                                    of ABC Bancorp from 1992 to 1995. Chairman of the Board of American Bank since 1990 and Director of American Bank since 1971, Mr.
                                    Lasseter also served as Vice Chairman of the Board of American Bank from 1984 to 1990.
                                    Mr. Lasseter also serves as a Director of Cairo Bank and Thomas Bank. Since 1959, Mr.
                                    Lasseter has owned and operated Lasseter
                                    Tractor Company, a John Deere dealership. He is also engaged in agricultural operations.

Hal L. Lynch, 66                    President of Lynch
Director since 1992                 Management Company, which manages automobile
                                    dealerships in Florida and Georgia. Mr.
                                    Lynch has been in the automobile business since 1953.

Joseph C. Parker, 68                Director of American Bank from 1971 to 1993.
Director since 1993                 Mr. Parker is a retired farmer.

Doyle Weltzbarker, 61               Vice Chairman of the Board of ABC Bancorp
Director since 1985                 since 1995. Director of Quitman Bank since
                                    1975. From 1982 until 1987, Mr. Weltzbarker served as Vice Chairman, and currently serves as Chairman, of the Board of Directors of Quitman Bank. Since 1985, Mr.
                                    Weltzbarker has served as a director and President of West End Milling Company, a feed manufacturing business, and Brooksco
                                    Dairy, Inc. and Dixie Hog Corporation, both livestock and farming businesses. Mr.
                                    Weltzbarker also serves on the board of
                                    Georgia-Florida Fertilizer Co. and on the advisory board of Norfolk Southern
                                    Corporation, which owns the Norfolk Southern
                                    Railroad.

Henry C. Wortman, 58                Vice Chairman and Director of Quitman Bank
Director since 1990                 since 1988. Mr. Wortman has been a principal
                                    partner of Jackson & Wortman, a dairy and general farming operation based in Quitman, Georgia, since 1965.

Johnny W. Floyd, 57                 Mr. Floyd currently serves as the Chairman
                                    of the Board of directors of Central Bank and Trust, of which he has been a director since 1986. He is the President of Floyd
                                    Timber Company, a forestry products company, and the President of Cordele Realty.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company does not have a standing nominating committee. However, the Company does have an Executive and Loan Committee comprised of six directors, a majority of whom are neither officers nor employees of the Company. The Executive and Loan Committee is authorized to exercise all of the powers of the

Board of Directors, except the power to declare dividends, elect directors, amend the bylaws, issue stock or recommend any action to shareholders. The Executive and Loan Committee, among other things, considers and makes recommendations to the Board regarding the size and composition of the Board of Directors, recommends and nominates candidates to fill Board vacancies that occur and recommends to the Board the director nominees for whom the Board will solicit proxies. The current members of the Executive and Loan Committee are Messrs. Vereen, Hunnicutt, Lasseter, Lindsey, Lynch and Weltzbarker.

     The members of the Company's compensation committee, established in 1992, are Messrs. Vereen, Hunnicutt, Lasseter and Weltzbarker. The duties of the Compensation Committee are generally to establish the salaries, bonuses, management perquisites and other compensation of the officers of the Company and each of the Banks.

     The Company also has an Audit Committee consisting of seven members. One of the Audit Committee members is a director of the Company and each of the remaining six members is a director of a subsidiary Bank. Mr. Lasseter currently represents the Company on this committee. The other members of the Audit Committee are Grady Williams (Chairman), Raymond Fulp, Henry Wortman, John Briggs, Lynn Jones and Maurice Chastain. The Audit Committee meets as required to review the audits performed by the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the independent accountants of Mauldin & Jenkins and the internal auditors of the Company and its subsidiary banks.

     In 1995, the Board of Directors held 12 meetings. The Executive and Loan Committee held 12 meetings, the Compensation Committee held one meeting and the Audit Committee held one meeting. Each director attended at least 75% of all meetings of the full Board of Directors and of those Committees on which he served in 1995.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information as to all cash and non-cash compensation paid or accrued during each of the last three fiscal years to the Company's Chief Executive Officer and to each other executive officer of the Company whose total cash compensation exceeded $100,000.

                                                     SUMMARY COMPENSATION TABLE
                                                                                     Long Term Compensation
                                                                            ---------------------------------------
                                                  Annual Compensation                       Awards            Payouts
                                        ----------------------------------------         -------------        -------       All
Name and Principal                                                  Other Annual    Restricted      Options    LTIP    Other Annual
 Position(1)                 Year       Salary(1)      Bonus        Compensation    Stock Award      SARs     Payouts  Compensation
------------------------     ----       ---------     -------       ------------    -----------     -------   -------   ----------
Kenneth J. Hunnicutt,        1995        $176,860     $42,771            ---            ---           ---       ---     $54,138 (2)
 Chief Executive Officer,    1994        $173,458     $15,334            ---            ---           ---       ---     $54,138 (2)
 President and Director      1993        $164,318     $ 8,242            ---            ---           ---       ---     $54,138 (2)

--------------------

(1) Includes directors fees. Contributions to the investment account under the Deferred Compensation Agreement, previously disclosed as "Salary," are now disclosed as "All Other Annual Compensation." See footnote (2).

(2) For each of 1993, 1994 and 1995, the Company made contributions to a Simplified Employee Pension Plan for the benefit of Mr. Hunnicutt in the amount of $22,500; to the investment account under the Deferred Compensation Agreement in the amount of $15,300; and to the investment account under the Salary Continuation Agreement in the amount of $16,338. Amounts contributed under the Deferred Compensation Agreement have been previously disclosed as "Salary." Amounts contributed under the Salary Continuation Agreement have been inadvertently omitted from the Company's previous Proxy Statements.


      STOCK OPTION EXERCISES DURING 1995 AND STOCK OPTION YEAR-END VALUES

     The following table sets forth information with respect to options exercised by the named executive officer in the last fiscal year and the number and value of unexercised options and SARs held as of the end of the last fiscal year for the executive officer named in the Summary Compensation Table.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  Number of Securities         Value of Unexercised In-the-
                                                                 Underlying Unexercised          Money Options/SARs at FY-
                                                               Options/SARs at FY-End (#)                End ($) (2)
                                                             -----------------------------    -------------------------------
                                Shares
                             Acquired on         Value
Name                           Exercise      Realized (1)    Exercisable     Unexercisable    Exercisable      Unexercisable
----                         -----------     -------------    -----------     -------------    -----------      -------------

Kenneth J. Hunnicutt            26,667         $255,000            ---           6,667 (3)         ---           $50,003 (3)
---------------

(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) The fiscal-year end values are calculated based upon the last known sales price for the Common Stock on December 30, 1995.

(3) This option was granted pursuant to the Company's 1992 Incentive Stock Option Plan for K. J. Hunnicutt at an exercise price of $6.75 per share. The option first becomes exercisable in 1997 and vests at a rate of 1,000 shares per year.

DEFERRED COMPENSATION AGREEMENT

     In 1986, the Company entered into a Deferred Compensation Agreement with Mr. Hunnicutt. Pursuant to this Agreement, which is fully funded by insurance, the Company has agreed to pay Mr. Hunnicutt deferred compensation in the event of his retirement, disability or death or termination of his employment, in the amounts and for the periods set forth below.

Event                          Amount             Number of Months
---------------------  -----------------------  ---------------------

Normal retirement      $3,750/month                     180
Early retirement       Value of investment              120
                       account (1)
Disability             $3,750/month if during           180
                       normal retirement
                       Value of investment              120
                       account if prior to
                       to retirement (1)

Death during normal    $5,000/month             Balance of 180 months
  retirement
Death during early     $5,000/month             Balance of 120 months
  retirement
Death prior to         $5,000/month                     180
  retirement
Termination of         Value of investment              120
  employment           account (1) (2)

-------------------

(1) The balance of the investment account as of the dates set forth below is as follows:


     Date                       Balance
     ----------------------------------

     12/15/95..................$244,000
     12/15/96..................$265,000
     12/15/97..................$286,000
     12/15/98..................$310,000
     12/15/99..................$336,000
     12/15/2000................$360,000

(2) Mr. Hunnicutt may elect: (i) not to receive the value of the investment account upon termination of his employment; and (ii) to receive normal retirement benefits of $3,750 per month for 180 months when he reaches normal retirement age.


     In the fiscal year ended December 31, 1995, $9,524 was accrued, but not paid, to Mr. Hunnicutt pursuant to this Agreement.

SALARY CONTINUATION AGREEMENT

     In 1984, the Company entered into a Salary Continuation Agreement with Mr. Hunnicutt to the effect that, if Mr. Hunnicutt remains in the Company's employ until he reaches age 65, he will be entitled to receive 15 annual payments of $33,750 in compensation for various consulting and advisory services to be provided to the Company and/or its senior executives over a 15-year period. This Agreement has been fully funded by insurance.

EXECUTIVE EMPLOYMENT AGREEMENT

     The Company entered into an employment agreement with Mr. Hunnicutt effective as of September 20, 1994 (the "Employment Agreement") pursuant to which Mr. Hunnicutt agreed to serve as the President and Chief Executive Officer of the Company for an initial term of five years, provided that the term is automatically extended for an additional one year term on the anniversary of the effective date of the Employment Agreement unless either party gives written notice to the other party not to so extend the term within 90 days prior to an anniversary, in which event no further extension of the term shall occur. Notwithstanding the foregoing, the Employment Agreement automatically terminates when Mr. Hunnicutt attains age 68. The Employment Agreement provides that Mr. Hunnicutt will receive a base salary of $150,000.

     In addition, the Employment Agreement provides that Mr. Hunnicutt is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Employment Agreement also provides other benefits typical in employment agreements with chief executive officers. The Employment Agreement further provides that, in the event of termination, the Company will pay to Mr. Hunnicutt (i) his base salary and annual bonus through the date of termination if he is terminated by the Company's Board of Directors for "cause" (as defined in the Employment Agreement) and (ii) his base salary and annual bonus through the date of termination and, for three additional 12-month periods, his base salary and a bonus in an amount determined pursuant to the terms of the Employment Agreement if his employment is terminated by him for "good reason" (as defined in the Employment Agreement).

     If Mr. Hunnicutt elects to terminate his employment upon 90 days notice, then the Company will pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Hunnicutt's death, the Company will permit for a period of three months his personal representative(s) or heirs to require the Company to purchase all outstanding stock options previously granted to Mr. Hunnicutt, whether or not such options are then exercisable, at a cash purchase price equal to the amount which the aggregate fair market value of such options exceed their exercise price. Finally, the Employment Agreement also imposes certain restrictive covenants which limit Mr. Hunnicutt's ability to compete with the Company or divulge certain confidential information concerning the Company for two years following the termination of his employment.

EXECUTIVE CONSULTING AGREEMENT

     On September 20, 1994, the Company entered into an Executive Consulting Agreement with Eugene M. Vereen, Jr., as amended on March 30, 1995 (as so amended, the "Executive Consulting Agreement"), pursuant to which Mr. Vereen agreed to provide certain consulting services to the Company following his retirement or resignation as chairman of the Board of Directors for a period of six years, provided that the agreement automatically terminates upon Mr. Vereen's 80th birthday. Mr. Vereen retired as chairman of the Board on April 19, 1995. The Executive Consulting Agreement provides that Mr. Vereen will provide consulting services to the Company when requested by the Company's Chief Executive Officer and the Company will pay Mr. Vereen the sum of $87,500 per year for his services thereunder. In addition, Mr. Vereen is entitled to reimbursement for his reasonable expenses incurred in connection with his duties under the Executive Consulting Agreement. Finally, the Executive Consulting Agreement imposes certain restrictive covenants on Mr. Vereen's ability to compete with the Company or divulge certain confidential information concerning the Company during its term and for a period of two years following the termination thereof.

COMPENSATION OF DIRECTORS

     All directors, with the exception of Mr. Vereen, receive a fee of $300 per month. Board of Directors' meetings are held monthly. Members of the Executive and Loan Committee (except Mr. Hunnicutt) receive a fee of $200 per month, and members of the Audit Committee receive $200 per meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Mr. Hunnicutt was the Company's President and Chief Executive Officer in addition to serving on the Compensation Committee. Mr. Vereen, who also served on the Compensation Committee, is a former Chief Executive Officer of the Company. No other member of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries.

     The Company and its five subsidiary banks have had, and expect to have in the future, banking transactions in the ordinary course of business with members of the Compensation Committee, including corporations, partnerships and other organizations in which such Committee members have an interest. The Company's Board of Directors believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). During 1995 the Committee was composed of Messrs. Vereen, Hunnicutt, Lasseter and Weltzbarker.

     The Company's executive compensation is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The base salary for executives is determined in relation to level of responsibility. Salary ranges are reviewed on an annual basis, taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Executives' salaries are reviewed on an annual basis, and salary changes are based primarily upon individual performance.

     In reviewing the performance of Mr. Hunnicutt, the Company's President and Chief Executive Officer, the Committee took into account Mr. Hunnicutt's Employment Agreement, which establishes his base compensation from year to year. The Company may consider and declare from time to time increases in the Mr. Hunnicutt's base compensation, and if operating results of the Company are significantly less favorable in a given year, may decrease the base compensation of executive officers generally, including Mr. Hunnicutt. In determining Mr. Hunnicutt's compensation, the Committee considered the effects of inflation, adjustments to the salaries of other senior management personnel, and Mr. Hunnicutt's past performance and the contribution which he made to the business and profits of the Company during fiscal year 1995. The Company's performance in 1995 reflected net income of $4.3 million, an increase of 40% over net income for 1994 of $3.1 million. Income per average share was also significantly increased, as was the return on average assets and the return on average equity.

Total assets, net loans and deposits also showed significant increases in 1995. Accordingly, the Committee awarded Mr. Hunnicutt an annual incentive bonus of $42,771 and increased Mr. Hunnicutt's base salary by 2.1% for 1996. Mr. Hunnicutt did not participate in Committee deliberations concerning his compensation.

                             Submitted by the Compensation Committee


                             Eugene M. Vereen, Jr.
                             Kenneth J. Hunnicutt
                             Willard Lasseter
                             Doyle Weltzbarker

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Common Stock against the cumulative return of the Nasdaq Stock Market (US Companies) and the index of Nasdaq Bank Stocks for the period commencing May 19, 1994 through December 29, 1995. In May 1994 the Company sold 747,500 shares of Common Stock pursuant to a registered public offering (the "Offering"). Prior to the Offering, quotations for the Common Stock were not reported on any market, and there was no established public trading market for the Common Stock. the graph shows the value at May 19, 1994, December 30, 1994, June 30, 1995, and December 29, 1995 assuming an investment of $100 on May 19, 1994 and reinvestment of dividends and other distributions to shareholders.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
  AMONG ABC BANCORP., NASDAQ STOCK MARKET INDEX AND NASDAQ BANK STOCKS INDEX

                                                 NASDAQ             NASDAQ
Measurement period                            STOCK MARKET       BANK STOCK
(fiscal year Covered)       ABC BANCORP.         INDEX              INDEX
---------------------       ------------      ------------       ----------
Measurement PT -
05/19/94                      $100.0             $100.0             $100.0

FYE 12/30/94                  $ 94.4             $104.3             $ 95.1
FYE 06/30/95                  $123.7             $130.0             $115.0
FYE 12/29/95                  $153.7             $147.5             $141.7


NOTES:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 05/19/94.

             PROPOSAL II:  PROPOSAL TO AMEND AND RESTATE ARTICLE V
               OF THE ARTICLES OF INCORPORATION OF THE COMPANY TO
               INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
                              STOCK TO 15,000,000


     The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's shareholders for their approval, an amendment to the Company's Articles of Incorporation to provide therein for an increase to 15,000,000 shares of Common Stock, $1.00 par value, in one or more series with voting rights as determined by the Board of Directors. The text of the proposed amendment is attached hereto as Appendix A.

     At present the Company is authorized to issue a total of 15,000,000 shares, divided into two classes as follows:

     10,000,000 shares of Common Stock, par value $1.00 per share; and

     5,000,000 shares of Preferred Stock.

The proposed amendment would increase the amount of authorized Common Stock by 5,000,000 shares. The maximum amount of shares of stock that the Company would then be authorized to issue would be a total of 20,000,000 shares.

     The Board of Directors believes the authorization of the increase in the number of shares of Common Stock is in the best interests of the Company and its shareholders, and believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, dividends payable in stock of the Company, acquisitions of other companies, implementation of employee benefit plans, and otherwise. The additional shares of Common Stock may be voting or non-voting as determined in the Board's sole discretion with no further authorization by security holders required for the creation and issuance thereof.

     The Board of Directors is required to make any determination to issue shares of Common Stock based on its judgment as to the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could also be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a series of Common Stock to vote either separately as a class or with the holders of the Company's currently outstanding Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company.

     The Company has entered into an Agreement and Plan of Merger with Southland Bancorporation ("Southland") dated as of December 18, 1995 pursuant to which Southland would merge with and into the Company. In addition, the Company has entered into an Agreement and Plan of Merger with Central Bankshares, Inc. ("Central") dated as of December 29, 1995 pursuant to which Central would merge with and into the Company. Of its 6,402,926 currently authorized but unissued shares of Common Stock, the Company expects to issue approximately 1,116,000 shares to the Southland and Central shareholders in connection with these proposed merger transactions.

     Approval of the amendment to the Company's Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock which are entitled to vote at the Annual Meeting. Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting FOR the approval of the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 15,000,000 SHARES.


                              CERTAIN TRANSACTIONS

     The Company and its five subsidiary banks (the "Banks") have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and the Banks and their associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. At December 31, 1994, certain officers and directors, and companies in which they have a 10% or more beneficial interest, were indebted to the Banks in the aggregate amount of approximately $5,743,788. The Company's Board of Directors believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

     Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt and an unrelated third party that is used as the Company's operations center in Moultrie, Georgia. Annual rent payments total $30,000 per year and are paid in $2,500 monthly installments. The lease expires on November 1, 1996, but the Company has an option to renew the lease for an additional five year term.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. They are also required to furnish the Company with copies of all
Section 16(a) forms they file with the SEC.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all the Company's officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements subject to the following exceptions. J. Raymond Fulp did not report the acquisition of 300 shares of Common Stock acquired in August 1995 until he filed his Form 4 in September 1995.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Mauldin & Jenkins as the Company's independent public accountants for the fiscal year ending December 31, 1995. Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.


                                 OTHER MATTERS

     The Board of Directors does not contemplate bringing before the Annual Meeting any matter other than those specified in the Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.


                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1997 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, not later than December 5, 1996. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                   FORM 10-K

     Upon receipt of a written request, the Company will, without charge, furnish any owner of Common Stock a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1995, including financial statements and the schedules thereto. Copies of exhibits to the Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the front of this Proxy Statement.


                           By Order of the Board of Directors


                           /s/  Willard Lasseter
                           ---------------------------------
                           Willard Lasseter, Chairman

Moultrie, Georgia
March 25, 1996

                                   APPENDIX A
                           TEXT OF PROPOSED ARTICLE V
                        OF THE ARTICLES OF INCORPORATION
                                       OF
                                  ABC BANCORP

The maximum amount of shares of stock that this corporation shall be authorized to issue shall be 20,000,000 shares which are to be divided into two classes as follows:

  15,000,000 shares of Common Stock, par value $1.00 per share; and

  5,000,000 shares of Preferred Stock.

The Common Stock may be created and issued from time to time in one or more series with voting rights for each series as determined by the Board of Directors of the Corporation and set forth in the resolution or resolutions providing for the creation and issuance of the stock in such series. The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors of the Corporation and set forth in the resolution or restrictions providing for the creation and issuance of the stock in such series.

                                  ABC BANCORP
                             310 FIRST STREET, S.E.
                            MOULTRIE, GEORGIA 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints WILLARD LASSETER AND KENNETH J. HUNNICUTT, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders of ABC Bancorp to be held on Tuesday, April 16, 1996 at the American Banking Company, 225 South Main Street, Moultrie, Georgia 31768, at 4:15 p.m., local time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at such meeting all the shares of Common Stock of ABC Bancorp
held of record by the undersigned as of March 15, 1996.   The undersigned hereby
acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 1995 and the Notice of Annual Meeting and Proxy Statement of the Company for the above-mentioned Annual Meeting of Shareholders.

I.  Election of the following nominees to the Board of Directors:

[ ]  FOR all nominees listed
     below (except as marked
     to the contrary below)

[ ]  WITHHOLD AUTHORITY
     to vote for all nominees
     listed below


     Johnny W. Floyd     J. Raymond Fulp           Kenneth J. Hunnicutt
     Willard Lasseter    Bobby B. Lindsey          Hal L. Lynch
     Joseph C. Parker    Eugene M. Vereen, Jr.     Doyle Weltzbarker
     Henry C. Wortman


     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW:

-------------------------------------------------------------------------------

     IF THIS FORM OF PROXY IS EXECUTED BY THE UNDERSIGNED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS FORM OF PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

II. Amendment to Article V of the Company's Articles of Incorporation to increase the authorized shares of Common Stock.

     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                     [PLEASE SIGN PROXY ON FOLLOWING PAGE]

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


               Print Name(s)
                             ------------------------------

               Signature
                             ------------------------------
               Signature if
               Held Jointly
                             ------------------------------

               Dated:                                      , 1996
                             ------------------------------


     Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title as such. Joint owners should each sign.